Exhibit 1.3

GLOBAL-TECH APPLIANCES INC.

(“the Company”)

(An International Business Company)

IBC NO. 43767

PURSUANT TO SUBSECTION (2) OF SECTION 16 OF THE IBC ACT WE HEREBY SUBMIT AN EXTRACT OF THE RESOLUTION OF THE DIRECTORS DULY PASSED BY THE DIRECTORS OF THE COMPANY ON THE 29TH DAY OF JUNE, 2001 AND CERTIFY IT IS A TRUE COPY OF THAT RESOLUTION.

The Board further approved that Article 70 of the Articles of Association be deleted in its entirety and replacing therewith the following new Article 70:

“70. The minimum number of directors shall be 5 and the maximum number shall be 9.”

For and on behalf of
TrustNet (British Virgin Islands) Limited

/s/ Celine Alphonso
Authorised Signature (s)

TrustNet (British Virgin Islands) Limited
Registered Agent
(Sgd. Celine Alphonso)